Exhibit 99.1

Agenus Reports Third Quarter Financial Results and Recent Highlights

Company to host conference call at 11:00 a.m. ET today

LEXINGTON, Mass., Oct. 27, 2016 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company developing antibodies, including checkpoint inhibitors and other checkpoint modulators and cancer vaccines, today provided an update on its progress and reported financial results for the third quarter ended September 30, 2016.

"In the third quarter we advanced our pre-clinical and clinical programs and focused our efforts on our product development plans with an intent to commercialize Agenus' first generation of I-O products in the next five years," commented Garo H. Armen, Ph.D., Chairman and CEO of Agenus. "We have delineated our clinical development path as it relates to our monoclonal antibodies, targeting the foundational immune checkpoints CTLA-4 and PD-1. In addition, we are steering our antibody vaccine combinations towards the clinic. Our world class team, along with our diverse portfolio and capabilities, are key differentiators for Agenus to compete in the field and to deliver on the promise of immunotherapy."

Recent Highlights

  Our first CTLA-4 antibody AGEN1884 advanced in the clinic.
  Our novel checkpoint antibodies and vaccine programs progressed in various stages of development.
  GlaxoSmithKline's Shingrix® vaccine candidate containing Agenus' QS-21 Stimulon® for prevention of shingles in adults aged 50 years or older, was filed for US regulatory approval.
  Jean-Marie Cuillerot, M.D. appointed Vice President and Global Head of Clinical Development.
  James Gorman, M.D., Ph.D. appointed Vice President of Strategic Planning and Portfolio Management.

Projected Near-Term Milestones

  Phase 1 trial initiation for OX40 agonist INCAGN1949 in collaboration with Incyte.
  Phase 1 trial initiation for PD-1 antagonist AGEN2034.
  Clinical study initiation combining CTLA-4 and PD-1 antagonists.
  Third party-sponsored randomized trial initiation for Prophage™ together with a checkpoint antagonist in newly diagnosed glioblastoma.
  Phase 1 trial initiation for AutoSynVax™.
  Consummation of additional strategic partnerships.

Third Quarter 2016 Financial Results

For the third quarter ended September 30, 2016, Agenus reported a net loss attributable to common stockholders of $40.8 million which includes $18.7 million of non-cash expenses. This compares to a net loss attributable to common stockholders for the third quarter of 2015 of $13.2 million which included $4.1 million of non-cash income. Net loss was $0.47 per share, and $0.16 per share, basic and diluted, for the three months ended September 30, 2016 and 2015, respectively. The increase in net loss attributable to common stockholders for the three months ended September 30, 2016, compared to the net loss attributable to common stockholders for the same period in 2015, was largely due to the $22.7 million increase in non-cash expenses primarily from fair value adjustments of the contingent obligations in addition to $4.9 million applicable to the advancement of the checkpoint and cancer vaccine programs.

For the nine months ended September 30, 2016, the company reported a net loss attributable to common stockholders of $101.0 million, which includes $35.9 million in non-cash expenses, compared with a net loss attributable to common stockholders of $72.4 million, which included $22.5 million in non-cash expenses, for the nine months ended September 30, 2015. Net loss was $1.16 per share and $0.95 per share, basic and diluted for the nine months ended September 30, 2016 and 2015, respectively.

Cash, cash equivalents and short-term investments were $95.4 million as of September 30, 2016.

Conference Call, Webcast and Prepared Statement Information

Agenus executives will host a conference call on Thursday, Oct. 27, 2016 at 11 a.m. Eastern Time. To access the live call, dial 1-877-870-4263 (U.S.) or 1-412-317-0790 (International) and ask to be joined into the "Agenus Third Quarter 2016 Earnings Call." The call will also be webcast and will be accessible from the Company's website at www.agenusbio.com/webcast. A replay of the webcast will be available on the Company's website for approximately 60 days after the call.

About Agenus

Agenus is an immuno-oncology company focused on the discovery and development of revolutionary new treatments that engage the body's immune system to benefit patients suffering from cancer. By combining multiple powerful platforms, Agenus has established a highly integrated approach for the discovery, development and manufacture of monoclonal antibodies that modulate targets of interest. In addition, the Company's cancer vaccine program includes three proprietary platforms focused on individualized and off-the-shelf vaccines uniquely designed for each patient. Agenus' broad portfolio of novel checkpoint and other immuno-modulatory monoclonal antibodies, vaccines and adjuvants work in combination to provide the opportunity to create best-in-class therapeutic regimens. The Company has formed collaborations with Merck and Incyte to discover and develop multiple checkpoint antibodies. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Revenue	$ 4,446	$ 6,848	$ 16,997	$ 17,178

Operating expenses:
Research and development	21,588	18,502	68,988	52,495
General and administrative	8,107	6,408	24,456	19,910
Non-cash contingent consideration fair value adjustment	10,975	(6,994)	11,354	7,327

Operating loss	(36,224)	(11,068)	(87,801)	(62,554)

Other expense, net	(4,549)	(2,054)	(13,071)	(9,720)

Net loss	(40,773)	(13,122)	(100,872)	(72,274)

Dividends on Series A-1 convertible preferred stock	(51)	(51)	(153)	(152)

Net loss attributable to common stockholders	$ (40,824)	$ (13,173)	$ (101,025)	$ (72,426)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$ (0.47)	$ (0.16)	$ (1.16)	$ (0.95)
Weighted average number of common shares outstanding, basic and diluted	87,207	84,569	86,954	75,936

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2016	December 31, 2015

Cash, cash equivalents and short-term investments	$ 95,399	$ 171,668
Total assets	174,842	242,228
Total stockholders' (deficit) equity	(21,039)	70,728

Forward-Looking Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the Company's intent to commercialize products in the next five years, near-term milestones and product candidates and clinical trial plans. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of Agenus' Form 10-Q filed with the Securities and Exchange Commission on August 4, 2016. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact

Agenus Inc.
Michelle Linn, 781-674-4541
michelle.linn@agenusbio.com

Logo - http://photos.prnewswire.com/prnh/20160901/403578LOGO